Exhibit 99.1

For more information, contact: Alexander G. Babey, President and Chief Executive Officer Erica B. Schmidt, Executive Vice President and Chief Financial Officer (812) 883-2639

MID-SOUTHERN BANCORP, INC.
ANNOUNCES APPOINTMENT OF ERIC A. KOCH AS A NEW DIRECTOR

Salem, Indiana – January 28, 2019 – Mid-Southern Bancorp, Inc. (the "Company") (NASDAQ MSVB), the holding company for Mid-Southern Savings Bank, FSB (the "Bank"), announced today that Mr. Eric A. Koch has been appointed to the Boards of Directors of the Company and the Bank.

The Company's Nominating and Corporate Governance Committee proposed, and the Board of Directors ratified and approved, the appointment of Mr. Koch to the Board of Directors.  The appointment of Mr. Koch to the Company's Board of Directors is effective January 23, 2019.

"We are pleased to welcome Mr. Koch and know he will be a valuable addition to our Boards of Directors," said Dana J. Dunbar, Chairman of the Board of Directors.  With Eric's knowledge and extensive background he will be a great addition to the Boards of Directors."

Mr. Koch, a resident of Bedford, is an attorney in private practice with Koch & McAuley P.C. and is president of Indiana Title Insurance Co.  He served as a member of the Indiana House of Representatives from 2002-2016 and has served as a member of the Indiana State Senate from 2016 to the present.  Mr. Koch is a graduate of Georgetown University, where he earned a degree in Business Administration, and received his law degree from Indiana University School of Law.  He has extensive professional experience in the fields of healthcare, real estate, and agriculture.  Mr. Koch knows our market area well and brings 29 years of legal experience to our Board.

About the Company and the Bank

Mid-Southern Bancorp, Inc. is the parent company of Mid-Southern Savings Bank, FSB; a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky.   The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Forward Looking Statements:
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in the Company's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and future Annual Reports on Form 10-K.  Such forward-looking statements speak only as of the date of this release.  The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company's expectations of results or any change in events.